Exhibit 99.1

FOR IMMEDIATE RELEASE

DR. FRANCE A. CÓRDOVA ELECTED TO SAIC BOARD OF DIRECTORS

(SAN DIEGO and McLEAN, Va.) February 7, 2008 – SAIC, Inc. (NYSE: SAI) announced today that Dr. France A. Córdova, president of Purdue University and an internationally recognized astrophysicist, has been elected as a member of the SAIC board of directors effective Feb. 21, 2008. She will serve on the Compensation Committee and the Ethics and Corporate Responsibility Committee.

Córdova became the eleventh president of Purdue University in July 2007. Prior to joining Purdue, she served as chancellor at the University of California, Riverside, from 2002 to 2007. Córdova has also served as professor of physics and vice chancellor for research at the University of California, Santa Barbara.

From 1993 to 1996, she was chief scientist at the National Aeronautics Space Administration (NASA), serving as the primary scientific advisor to the NASA administrator and the principal interface between NASA headquarters and the broader scientific community. In 1997, Ms. Córdova was named one of Hispanic Business magazine’s “100 Most Influential Hispanics“ and in 2002 was named one of its “80 Elite Hispanic Women.”

Córdova graduated from Stanford University with a B.A. in English and from the California Institute of Technology with a Ph.D. in physics.

“I am honored by this opportunity to work with a company that plays an important role in our nation’s security,” Córdova said. “I hope my experience as a staff member and advisor to federal laboratories, as well as my advocacy for the role of higher education in informing all aspects of public policy, will serve the SAIC board well.”

“Dr. Córdova’s record of achievement as a scientist and academic leader makes her an outstanding addition to our board,” said Ken Dahlberg, SAIC chairman and chief executive officer. “We look forward to her contributions.”

About SAIC

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With approximately 44,000 employees in more than 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions. SAIC had annual revenues of $8.3 billion for its fiscal year ended January 31, 2007.

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2007, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:	Laura Luke, McLean	Melissa Koskovich, McLean
	703-676-6533	703/676-6762
	laura.luke@saic.com	koskovichm@saic.com